EX‑35.6

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410-884-2000 Fax: 410-715-2380

J.P. Morgan Chase Commercial Mortgage Securities Corp.

270 Park Avenue

New York, NY 10017

RE:  Annual Statement of Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator for the West County Center Whole Loan (in such capacities, “Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2014  (the “reporting period”):

·         A review of Wells Fargo’s activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the “Servicing Agreement(s)”) has been made under my supervision; and

·         To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.

March 20, 2015

/s/ Brian Smith

Brian Smith

Vice President

To:  J.P. Morgan Chase Commercial Mortgage Securities Corp.

Schedule A

List of Servicing Agreement(s) and Series

Pooling and Servicing Agreement dated as of December 1, 2012, by and among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., as Depositor, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Master Servicer, RIALTO CAPITAL ADVISORS, LLC, as Special Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator and Trustee, and PENTALPHA SURVEILLANCE LLC, as Senior Trust Advisor relating to the Series JPMCC 2012-LC9 Commercial Mortgage Pass-Through Certificates relating to the West County Center Whole Loan, a pari passu portion of which is included in Series JPMCC 2013-C10.

To:  J.P. Morgan Chase Commercial Mortgage Securities Corp.

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable